EXHIBIT 10.1

                      FINANCIAL PUBLIC RELATIONS AGREEMENT


     This Financial Public Relations Agreement (this "Agreement") is made and entered into effective the 12th day of June, 1998 between Frederick Brewing, Co. Inc., a Maryland corporation (the "Company"), having offices at 4607 Wedgewood Blvd., Frederick, MD, 21703 and I. W. Miller Group, Inc., a Califorina corporation (the "Consultant"), having offices at 4 Andisen, Irvine, California, 92614, based on the following:

                                    Premise

     A. The Company is a publicly held corporation whose securities are lsited on the NASDAQ Small Cap market. The Company is seeking to expand its investor base and the number of market professionals who are aware of the Company's activities.

     B. Consultant is established in the securities industry and has experience in providing advice and support for publicly-held companies.

     C. The Company desires to retain the services of Consultant, and Consultant desires to offer services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, based on the forgoing premises and in consideration of the mutual covenants of the parties and the benefits to be derived therefrom, it is hereby agreed as follows:

                                   Agreement

     1. Engagement of Consultant. The Comapany hereby engages Conultant to provide services to the Company under the terms of this agreement, including, but not limited to, the analysis of business and proposed business of the Company by the Consultant as it pertains to the desirability and suitability of an investment in the Company by equity participants; the presentation of the Company to market professionals, including broker-dealers, mutual funds, and other institutional investors; providing the Company advice concering shareholder relations and the preparation of information for the Company's shareholders; assisting in long-term financial planning, including borrowings, equity financiang and other opportunities; providing advice concerning the existing and future capital structure of the Company. Notwithstanding the foregoing, Consultant shall not act as an agent of the Company and shall not contact the holders of the securities of the Company in connection with the exercise or conversion of currently issued and outstanding warrants, options, or convertible securities.




                                                                             KEB
                                                                             IWM

2. Marketing. Company shall furnish to Consultant disclosure and filing materials, financial statements, business plans, promotional materials, annual reports and press releases. In addition, Company agrees to distribute due diligence packages in ample quantities to potential investors as well as to the brokerage community. Consultant may rely on, and assume the accuracy of the due diligence package and/or research reports. Consultant may disseminate through the use of the media and advertisement the contents of the due diligence package and any research reports in order to attract potential investors as well as the brokerage community. Company acknowledges that Consultant is engaged in other business activities and will continue such activities during the term of this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

3. Advertising. Advertising is defined as the cost associated with lead generation programs arranged by the Consultant for the Company. These programs are designed to create investor awareness for the Company. All advertising/legal generation programs are to be presented by the Consultant to the Company and approved by the Company in advance. SEE SCHEDULE "B"

4. Compensation to Consultant. For the services provided to the Company the Consultant is to receive compensation as set forth in the attached SCHEDULE "A", incorporated herein by this reference.

5. Reimbursement of Costs. Consultant shall be reimbursed by the Company for all reasonable and necessary out-of-pocket third party expenses incurred by Consultant in connection with the performance of its obligations under the terms of this Agreement. All third party expenses are to be mutually agreed upon in advance. Furthermore, both parties agree that all out-of-pocket third party expenses contemplated in SCHEDULE "B" will be paid by Consultant unless Company agrees by written approval to pay said expense.

6. Term. This Agreement shall commence on the date hereof and will terminate on earliest of the following:

     a.   The term of this Agreement is one year from date of execution.

     b. Consultant can be terminated for cause by Company upon 30 days written notice. Cause shall be determined solely as the following; violation of any rule or regulation of any regulatory agency; any other neglect, act or omission detrimental to the conduct of Company business; material breach of the Agreement or any unauthorized disclosure of any of the secrets or confidential information of the Company; dishonesty related to independent contractor status; a change in personnel, or management control of the Consultant which materially effects the Consultant's work on behalf of the Company.

     c. The Consultant is to furnish to the Company activity reports on a quarterly basis.

     d. Company can be terminated for cause by Consultant upon 30 days written notice. Cause shall be determined solely as to the following; violation of any rule or regulation of any regulatory agency; material breach of the Agreement.

                                                                         /s/ KEB
                                                                         /s/ IWM

     e. In the event the Consultant is found in violation of article "d" of this agreement there will be prepaid compensation refunded to the Company on a pro-rata basis.

7. Marketing Plan. During the first 180 days of the term of this Agreement, Consultant shall, at a minimum, perform and/or purchase the services and provide the opportunities for exposure on the schedule described the six month action plan, attached hereto as Schedule B and incorporated herein by this reference. Changes in the scope of work or the schedule may be made only with written consent of the Company. Not later than the 150th day after execution of this Agreement, Consultant shall propose to Company a scope of work and schedule describing its marketing plan for the next six months of the term of this Agreement. The parties shall work in good faith to reach an agreement as to a marketing plan reasonably acceptable to both the Company and the Consultant, taking into account past performance, general market conditions and reasonable expectations of the parties. The marketing plan so formulated shall then become an amendment to this Agreement. In the event the parties are unable to reach an agreement as to a marketing plan for the second six months, this Agreement shall terminate, without further obligation by the Company to compensate the Consultant or for Consultant to provide additional services.

8. Confidentiality. Consultant acknowledges that it may receive confidential and proprietary information of the Company in connection with the services provided under the terms of the Agreement. The Consultant agrees to keep all such information confidential and to take prudent steps to assure that its officers, directors, and employees maintain the confidentiality of such information, including obtaining agreements similar to the provisions of this paragraph from such officers, directors, and employees, and to not use such confidential information, except for the direct benefit of the Company. Consultant shall not disclose such confidential information and shall take reasonable steps to prevent the disclosure by its officers, directors, and employees, without the prior written consent of the Company.

9. Independent Consultant. The Company and Consultant hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of or a joint venturer with the Company. Consultant shall have no authority to act on behalf of or bind the Company and shall take no action which purports to bind the Company. The Company shall have no authority to act on behalf of or bind the Consultant and shall take no action which purports to bind the Consultant.

10. Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto with respect to the engagement of Consultant by the Company. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto covering any matter during this contract period, or any plans or periods thereafter, shall be deemed as part of this Agreement; and shall not have the effect of modifying or adding to this Agreement unless it is distinctly stated is such letter, telegram, or communication that is to constitute a part of the Agreement and is to be attached as an amendment to this Agreement and is signed by the parties to this Agreement.

                                                                         /s/ KEB
                                                                         /s/ IWM

11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of California.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



/s/ Kevin E. Brannon                    /s/ Ira W. Miller
---------------------------             -------------------------------
Kevin E. Brannon                        Ira W. Miller
Chairman/CEO                            President
Frederick Brewing Company               I.W. Miller Group, Inc.

SCHEDULE A

Compensation Structure

1ST Q
-----

    50,000 shares (free trading) reduced by any cash paid (based on closing offer price at date payment is received)

    50,000 warrants @ $2 or closing offer price at date of S-3 registration (whichever is greater)

2ND Q
-----

    30,000 shares (free trading)
    25,000 warrants @ a price 50% greater than 1ST Q warrants


3RD Q
-----

    20,000 shares (free trading)
    25,000 warrants @ same price 2ND Q

4TH Q
-----

    20,000 shares (free trading)
    25,000 warrants @ 100% 1ST Q price

It is understood that I.W. Miller Group, Inc., is to receive a draw in the months of June, July, and August as follows:

    June: $10,000
    July: $15,000
    Aug:  $15,000

For your records, our wiring instructions are as follows:

    Union Bank of California
    17605 Harvard Ave.
    Irvine, CA 92714
    949-261-9924

Account name:   I.W. Miller
Routing number: 122080496      Account number: 6110006916

SCHEDULE B

I.W. Miller Group, Inc.
Six Month Action Plan

          MONTH ONE:
          ----------

          Work with company to create a corporate profile (IM into sheet).

          Account teams would begin syndication efforts in telemarketing and one-on-one presentations with key brokers.

          Begin a fax marketing campaign to the IWMG Database. Utilizing company profile information, the campaign would cover 2,000 brokerage firms per month via fax cast.

          An investor/broker teleconference call would be scheduled in week three of the syndication effort.

          Utilize an advertising placement in Investor's Business Daily.


          MONTH TWO:
          ----------

          (Ira Miller) Travel to New York for pre-planned Institutional presentation.

          Syndication and telemarketing efforts are concentrated to attract new market makers and broker-dealer support.

          Continuation of fax marketing campaign to cover 2000 additional brokers with follow-up telemarketing.

          Utilize Business Channel 22-Los Angeles; 15 minute interview with Ira Miller and Kevin Brennon. This format reaches 2 million viewers.


          MONTH THREE:
          ------------

          (Larry Fortune) Travel to San Francisco for pre-planned Institutional presentations.

          Syndication efforts continue to attract individual investors, market makers and institutional support.

           Fax marketing campaign continues; 2000 additional brokers.

           (Larry Fortune) Travel to Frederick Brewing with selected investment representatives to tour the brewery and one-on-one presentation with Kevin Brennon.

o   Advertising placement in Barrons.

o Open Invitation Conference Call with stockholders and open invitation to broker-dealers, institutions and key media personnel.

o   Submit activity reports for performance evaluations.

    MONTH FOUR
    ----------

o   For marketing campaign contracts; 2,000 additional brokers.

o Begin an Internet Advertising campaign utilizing 100,000 e-mail addresses to qualified investors.

o Utilize a brewery trade publication for media placement highlighting investment opportunity.

o (Ira Miller & Kevin Drannon) Travel to New York for one-on-one presentations with key institutional firms.

    MONTH FIVE
    ----------

o Utilize Business Channel 32-Los Angeles; 15 minute interview with Ira Miller regarding company profile and investment opportunity.

o (Account Executive; Michael Lafferman) Travel to Chicago, IL, for pre-planned presentations to small cap institutional firms.

o   Fax marketing/syndication/telemarketing efforts continue; 2,000 new brokers.

o Account Executives will perform mini road shows within their designated regions. These presentations will be performed at broker-dealer sales meetings, etc.

o   Advertising placement in Barrons.

o (Larry Foppone) Travel to New Orleans for regional pre-planned presentations.

o Internet Advertising Campaign continues: 100,000 e-mail's to new qualified investors.

    MONTH SIX
    ---------

o   Open Invitation Conference Call.

o   (Ira Miller) Travel to New York for pre-planned presentations.

o   Advertising placement in Smart Money.

o   Fax marketing/syndication/telemarketing efforts continue; 2,000 new Brokers

o   One week telemarketing campaign will concentrate in institutional support

o Account Team Review Meeting - Performance reviews and evaluation of success ratios with preceding marketing campaign. This meeting will dictate new strategies and continuation of successful programs.